Exhibit 3.1

CERTIFICATE OF AMENDMENT OF

CERTIFICATE OF DESIGNATION OF

AMARANTUS BIOSCIENCE HOLDINGS, Inc.

Pursuant to Section 78.1955 of the

Nevada Revised Statutes

SERIES E CONVERTIBLE PREFERRED STOCK

On behalf of Amarantus BioScience Holdings, Inc., a Nevada corporation (the “Corporation”), the undersigned hereby certifies that the following resolution has been duly adopted by the board of directors of the Corporation (the “Board”):

RESOLVED, that, pursuant to the authority granted to and vested in the Board by the provisions of the articles of incorporation of the Corporation (the “Articles of Incorporation”):

1.	The third Whereas clause of the Certificate of Designation of the Corporation for the Series E Convertible Preferred Stock shall be deleted in its entirety and replaced with the following:

WHEREAS, it is the desire of the Board of Directors, pursuant to its authority as aforesaid, to fix the rights, preferences, restrictions and other matters relating to a series of the preferred stock, which shall consist of, except as otherwise set forth in the Purchase Agreement, up to 555.55 shares of the preferred stock which the Corporation has the authority to issue, as follows:

2.	Section 2 of the Certificate of Designation of the Corporation for the Series E Convertible Preferred Stock shall be deleted in its entirety and replaced with the following:

Section 2. Designation, Amount and Par Value. The series of preferred stock shall be designated as its Series E 12% Convertible Preferred Stock (the “Preferred Stock”) and the number of shares so designated shall be up to 7,779 (which shall not be subject to increase without the written consent of all of the holders of the Preferred Stock (each, a “Holder” and collectively, the “Holders”)). Each share of Preferred Stock shall have a par value of $0.001 per share and a stated value equal to $1,000, subject to increase set forth in Section 3 below (the “Stated Value”).

IN WITNESS WHEREOF, the undersigned have duly signed this Certificate of Amendment to the Certificate of Designation of the Series E Convertible Preferred Stock as of this 2nd day of March 2015.

Amarantus BioScience Holdings, Inc.

/s/ Marc Faerber
By: Marc Faerber Title: Secretary and V.P. Finance